Exhibit 23.1

Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP

We hereby consent to the inclusion in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-138922) and the accompanying prospectus of Ram Energy Resources, Inc. of our report dated March 6, 2006, except for Note Q, as to which the date is April 6, 2006, on our audits of the consolidated financial statements of RAM Energy, Inc. as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas

February 5, 2007